Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

2013 EARNINGS

Berwick, Pennsylvania – JANUARY 31, 2014 - First Keystone Corporation (OTC BB: FKYS), parent company of First Keystone Community Bank, reported increased net income of $10,273,000 for the year ending December 31, 2013. Net income for 2013 was 1.01% greater than the $10,170,000 for 2012. Net income per share in 2013 was $1.87 while dividends were $1.04.

Net interest income continues to be impacted by the historic low interest rate environment. Total interest income declined to $30,961,000 as maturing loans and investments were replaced at lower interest rates. Total interest expense fell to $4,954,000. The Bank has been able to reduce interest expense by reducing its long-term borrowings and holding deposit rates low. As a result of these changes in income and expense, net interest income was $26,007,000.

Non-interest income increased 32.7%, or $1,942,000 due to increases in service charges and fees and net gains on sales of investment securities. Gains on the sales of loans declined due to the reduction in mortgage refinancings during the year. On the non-interest expense side, salaries and wages rose due to staff additions related to our Shickshinny and Dallas branches. Other non-interest expense was lower due to lower costs associates with other real estate and collections expenses.

As of December 31, 2013, total assets were up 10.0% to $901,565,000. Loans, net of unearned income, increased 3.2% to $446,518,000, while investment securities increased by 18.4% to $359,531,000. Deposits increased by 13.3% to $690,075,000.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” First Keystone Community Bank is celebrating its 150th anniversary, being an independently owned community bank since 1864. The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties. The newest branch in Shickshinny, Pennsylvania opened in December 2013.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-8383; and Stifel Nicolaus & Co. Inc., 800-223-6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Matthew P. Prosseda at 570-752-3671.

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